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                                                                    EXHIBIT 99.1


                                  PRESS RELEASE
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     Blue River Bancshares, Inc. o 29 East Washington Street, P. O. Box 927
                          o Shelbyville, Indiana 46176


FOR IMMEDIATE RELEASE

DATE:       August 21, 2003
CONTACT:    Lawrence T. Toombs, President
            Blue River Bancshares, Inc.
            (317) 398-9721

                      BLUE RIVER BANCSHARES, INC. ANNOUNCES
                          SECOND QUARTER 2003 EARNINGS

         Shelbyville, IN -- Blue River Bancshares, Inc. (NASDQSC: BRBI) today announced that it recorded a net loss of $24,000 for the quarter ended June 30, 2003, compared to a net loss of $2,650,000 for the quarter ended June 30, 2002. The Company was not able to take advantage of the tax benefit for the latest quarter. In the fourth quarter of 2002, the Company recorded a valuation allowance against a portion of the Company's deferred taxes because management believes it is more likely than not that a portion of the benefit associated with this deferred tax will not be realized. Further, the Company recorded a loss in quarter ended June 30, 2002 which was attributable to the write-off of goodwill in compliance with SFAS 142. Therefore, the pre-tax net loss of $24,000 as of June 30, 2003, compared to a pre-tax net loss of $377,000, before accounting adjustments, for the period ended June 30, 2002. The basic and diluted net loss per share was $.01 for June 30, 2003, compared to a net loss of $.14 (prior to the change in accounting principle) for the period ended June 30, 2002.

Net interest income before provision for loan losses for the three months ended June 30, 2003, was $768,855 an increase of $185,695 over the net interest income of $583,160 for the quarter ended June 30, 2002. Non-interest income of $238,000 was recorded for the quarter ended June 30, 2003, compared to a negative $9,000 for the quarter ended June 30, 2002. Non-interest expense was $971,000 for the quarter ended June 30, 2003, an increase of $20,000 over the quarter ended June 30, 2002 total of $951,000.

For the six month period ended June 30, 2003, the Company's net loss was $74,000 compared to a $2,827,000 net loss reported for the six months ended June 30, 2002. The Company's net loss in 2002 included a write-off of goodwill due to the adoption of SFAS 142. Therefore, the Company's pre-tax loss of $74,000 for the six months ended June 30, 2003 is compared to a net pre-tax loss of $684,000 for the six month period ended June 30, 2002. Interest income and fees on loans decreased $545,000 from $2,587,000 for the six month period ended June 30, 2002 to $2,042,000 for the six month period ended June 30, 2003. Interest expense on deposits




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decreased $1,267,000 to $966,0000 for the six month period ended June 30, 2003, compared to $2,233,000 for the six month period ended June 30, 2002. Non-interest income for the six month period ended June 30, 2003 was $402,000 compared to $103,000 for the six month period ended June 30, 2002. This increase included gains on sales of investment securities of $161,000. Non-interest expense totaled $1,873,000 for the six months ended June 30, 2003 compared to $1,845,000 during the six month period ended June 30, 2002.

During the six months between December 31, 2002 and June 30, 2003, deposits increased $7,958,000. Net loans increased $1,105,000 from December 31, 2002 to $57,701,000 at June 30, 2003. During the six month period ended June 30, 2003, net loans charged off totaled $721,700. Underperforming assets (loans in non-accrual status and loans past due ninety days or more as to principal and interest) decreased $1,430,343, to $2,577,425 at June 30, 2003, (4.38% of total loans) compared to $4,007,768 at December 31, 2002, (6.87% of total loans).

Larry Toombs, President of Blue River, commented: "Strategically, we need to continue our ongoing efforts to reduce non-performing assets and increase new loan volume. Loan quality remains high for the loans originated over the past two and one-half years and we intend to continue with the same underwriting standards by which we have operated during that period. The losses recognized in the loan portfolio during 2003 of $721,000 were comprised mainly of two loans totaling $657,398. These two loans were originated in or prior to 2000 and were adequately reserved. The Bank will continue taking steps to potential recovery. Management considers the allowance for loan loss to be adequate. Further, the Bank is strategically maintaining its "well-capitalized" status. We must continue to implement our plans and strategies as it relates to improving net interest income."

Mr. Toombs added: "Shelby County Bank, the Company's major subsidiary recorded net income of $58,846 for the three months ended June 30, 2003. Although this includes gains on sales of securities, it is the first profitable quarter since June 30, 1999. The Bank recorded net income of $54,067 for the six month period ended June 30, 2003."

The Company's total assets at June 30, 2003, were $106,341,000, an increase of $11,223,000 from December 31, 2002. Liabilities increased $8,898,000 to $94,144,000 at June 30, 2003 compared to $85,245,000 at December 31, 2003.
Shareholders equity at June 30, 2003 was $12,197,000, an increase of $2,324,000 compared to December 31, 2002, and is the result of net proceeds of the private placement of common stock in February 2003.

In other matters, Chairman of the Board Steve Abel stated: "The previously announced acquisition of Unified Banking Company in Lexington, Ky., is progressing through the normal steps. We currently have pending applications with banking regulators to approve the acquisition. In addition, we have filed an amendment to our previously filed registration statement for our rights offering and a community offering, which has not yet been declared effective by the Security and Exchange Commission. We continue to be excited with the opportunity for this transaction and the overall future of Blue River Bancshares, Inc."

The statements in this news release do not constitute an offer to sell or the solicitation of any offer to buy the securities described above, nor shall there be any sales of these securities in any state in




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which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, exceptions of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and potential future credit experience. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. The Company's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, interest rates, the economy, competitive conditions between banks and non-bank financial services providers, regulatory changes, and other risks detailed in the Company's reports filed with the Securities and Exchange Commission.